Exhibit 10.18

AMENDMENT NUMBER TWO

TO THE

REWARDS NETWORK INC.

2006 NON-EMPLOYEE DIRECTOR AWARDS PROGRAM

WHEREAS, Rewards Network Inc. (the “Corporation”) has heretofore adopted and maintains the Rewards Network Inc. 2006 Non-Employee Director Awards Program (the “Program”); and

WHEREAS, the Corporation desires to amend the Program to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, pursuant to the power of amendment contained in Section 8.3 of the Program, the Program is hereby amended as follows, effective as of the date hereof:

1. Sections 6.1 and 6.2 of the Program are hereby amended to read in their entirety as follows:

Section 6.1. Time and Method of Payment. Distribution of a Non-Employee Director’s Deferral Account shall be made in a single distribution or in installments as elected by the Non-Employee Director in the initial Deferral Election submitted by such Non-Employee Director under the Program; provided, however, that an election made by each Non-Employee Director prior to December 31, 2006 shall apply as the initial payment election under the Program. If a Non-Employee Director’s Deferral Account is payable in a single distribution, the distribution shall be made within 30 days after the first day of the Program Year following the Termination Date (the “Distribution Date”). If a Non-Employee Director’s Deferral Account is distributed in installments, then the Non-Employee Director’s Deferral Account shall be distributed in substantially equal annual installments over the period, not longer than 10 years, as elected by the Non-Employee Director, and commencing as of the Distribution Date.

Section 6.2. Change in Payment Election. A Non-Employee Director may elect to change either or both of the Distribution Date and the method of distribution in accordance with procedures prescribed by the Board; provided that (a) any such election shall not be effective until 12 months after the date it is submitted by the Non-Employee Director, (b) any such election must be submitted at least 12 months prior to the previously scheduled Distribution Date and (c) any such election must provide for a new Distribution Date that is at least five years later than the previously scheduled Distribution Date. In accordance with, and to the extent permitted by, the transition rule set forth in IRS Notice 2005-1, Q&A-19(c), and extended in the regulations under Section 409A of the Code and IRS Notice 2007-86, which permits participants in deferred compensation plans to change the date on which deferred compensation is payable, (i) a Non-Employee Director may elect prior to January 1, 2008 to change the method of distribution of his or her Deferral Account; provided that such election shall not apply to amounts that prior to such change would be payable prior to January 1, 2008 and shall not cause any amount to become payable prior to January 1, 2008, and (ii) a Non-Employee Director may elect prior to January 1, 2009 to change the method of distribution of his or her Deferral Account; provided that such election shall not apply to amounts that prior to such change would be payable prior to January 1, 2009 and shall not cause any amount to become payable prior to January 1, 2009.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its duly authorized officer on this 31st day of December, 2008.

Rewards Network Inc.

By:	/s/ Ronald L. Blake

2